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                             EMPLOYMENT AGREEMENT

     This Employment Agreement is effective as of 1-1-99 between David P. Porreca ("Executive") and Titan Software Systems Corporation ("Employer").

     1.    RECITALS

     1.1. Titan Software Systems Corporation ["TSS"], a subsidiary of The Titan Corporation shall purchase the assets of of Transnational Partners II LLC ["TNPII"]. The asset purchase by TSS of TNPII is a condition precedent to all the terms and conditions set forth hereinafter.

     1.2. Employer desires assurance of the association and services of Executive in order to obtain and retain his experience, abilities, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

     1.3. Executive desires to become an employee of the Employer and is willing to do so on the terms and conditions as hereinafter set forth simultaneous upon the asset purchase by TSS.

     2.    TERM OF EMPLOYMENT

     2.1. Subject to earlier termination as provided for in this Agreement, Executive shall be employed for a term which commences on the date of the asset purchase by TSS and ends on December 31, 2001, provided, however, that Executive and Employer may, by mutual agreement, extend the term of employment for an additional one year from the anniversary date. The incentive compensation under subparagraph 8.1 shall be the same for the extended year as for the year 2001.

     PLACE OF EMPLOYMENT

     3.1 Unless the parties agree otherwise in writing during the employment term, Executive shall perform services that he is required to perform under this Agreement at the main corporate office of TSS located within San Diego County; provided, however, that Employer may


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from time to time require Executive to travel temporarily to other locations on Employer's business.

     4.    EMPLOYEE'S DUTIES AND AUTHORITY

     4.1. Employer shall employ Executive as Chief Executive Officer. Executive shall have the full power and authority to manage and conduct all the business of Employer, subject to the directions and policies of the Employer and its Board of Directors as they may be, from time to time, stated either orally or in writing. Executive shall not, however, take any of the following actions on behalf of the Employer without the express written approval of the Board of Directors:

     A. Expend funds or capital equipment in excess of budgeted expenditures for any quarter;

     B. Exercise any discretionary authority or control over the management of any employee welfare or pension benefit plan or over the disposition of the assets of any such plan.

     5.    RESTRICTION ON OUTSIDE BUSINESS ACTIVITIES

     5.1. During his employment, Executive shall devote the necessary business time and energy, and his expert ability to the business interests of the Employer. In no event shall Executive expend less than 40 hours per week working on Employer's business interests. Executive's primary business interests shall be coincidental with his Employer's interests during the term of this Agreement.

     5.2. Employer acknowledges that Executive has ownership interests and business activities in Component Arts and Business Information Solutions, both of which are customers of Sempra. Employer likewise acknowledges that Component Arts is a subcontractor of TNPII. All dealings between Component Arts and Business Information Solutions shall


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be arm's length transactions.  With the exception of the above-delineated business relationships, Executive agrees that during the term of this Agreement, Executive will not hold any position as an owner, officer, employee, or any other title in any other business enterprise if such business enterprise is a customer or supplier of Employer; a competitor of Employer; or will interfere with the proper discharge of the Executive's duties for Employer or involve obligations which conflict with the Employer's interests.

     6.    COVENANT NOT TO COMPETE DURING EMPLOYMENT TERM

     6.1. During the employment term, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any activity or other business competitive with the Employer's business. For one year following Executive's separation from employment with Employer, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any activity or other business competitive with the Employer's business in the Counties of San Diego, Orange, and Los Angeles located in the State of California. Executive shall, at all times, comport his conduct in such a manner so as not to violate any provisions of the Uniform Trade Secrets Act as legislated in the State of California.

     7.    BASE SALARY

     7.1. During the term of this Agreement, Employer agrees to pay Executive a base salary of $350,000.00 per year in accordance with Employer's ordinary and usual payroll practices.

     7.2. Employer's Board of Directors may review Executive's base salary and additional benefits then being paid to Executive not less frequently than every 12 months. Following such


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review, the Board may in its discretion increase (but shall not be permitted to decrease) Executive's base salary or any other benefits.

     8.    INCENTIVE COMPENSATION

     8.1. In addition to the base salary provided for in Paragraph 7.1, the following incentive compensation shall be paid as enumerated in this subparagraph. On or before 1/1/2000 Employer shall pay to Executive as incentive compensation for calendar year 1999, the sum of $300,000.00 provided that the revenue for TSS for calendar year 1999 equals or exceeds the sum of $40,000,000.00 and the estimated earnings before income taxes [EBIT] for that calendar year reaches or exceeds the sum of $7,000,000.00. In any event, Executive shall be paid a minimum of eighty percent of the $300,000.00 incentive compensation for 1999, providing the estimated earnings before taxes for the calendar year 1999 equals or exceeds the sum of $6,000,000.00. On or before 1/1/2001, Employer shall pay the Executive for calendar year 2000, the sum of $300,000.00, provided that the revenue for TSS for calendar year 2000 equal or exceeds the sum of $50,000,000.00 and the EBIT for that calendar year reaches or exceeds the sum of $10,000,000.00. On or before 1/1/2002, Employer shall pay to Executive as incentive compensation for the calendar year 2000, the sum of $300,000.00 provided that the revenue for TSS for calendar year 2000 equal or exceeds the sum of $60,000,000.00 and the EBIT for that calendar year reaches or exceeds $13,000,000.00. The incentive compensation shall be prorated during any part of any calendar year in which the Executive is employed for fewer than a full calendar year by dividing the $300,000.00 incentive bonus by 12.

     9.    ADDITIONAL BENEFITS

     9.1 During the employment term, Executive shall be entitled to receive all other


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benefits of employment generally available to the Employer's other executive and managerial employees. Notwithstanding the provision of such benefits, at Executive's option, Employer shall reimburse Executive, on a timely basis, for actual payments and premiums incurred by Executive, for Executive's Guardian health and dental insurance covering Executive and his spouse; for disability insurance through Standard Insurance Company or a substitute insurer which pays no less than $10,000.00 a month to Executive in the event that he becomes disabled; and Executive's life insurance in the face amount of $500,000.00, less the difference in any amount of money Employer would have paid if the benefits had been provided through Employer's benefits program.

     9.2. Employer shall pay for Executive's an annual membership, payable periodically, in the University Club located in San Diego, California. Employer shall be responsible for paying the annual fee and monthly dues of said membership, expenses, and any assessments related to being a member of the University Club.

     10.   AUTOMOBILE ALLOWANCE

     10.1. During the employment terms, Employer shall provide Executive with an automobile allowance in the sum of $600.00 per month. Executive shall be responsible for all expenses relating to the ownership or lease of Executive's automobile, insurance thereon, and repairs and maintenance.

     11.   RETIREMENT BENEFITS

     11.1. Employer shall allow Executive to participate in Employer's 401K plan and any other plan which may from time to time be provided through the Employer.


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     12.   STOCK OPTIONS

     12.1. Employer shall provide Executive with a stock option plan pursuant to which Executive shall be granted options to purchase 125,000 shares of TSS in equal numbers of shares prorated over 3 years at the estimated strike price of $.36 per share adjusted for any splits or stock dividends, subject to Board approval.

     12.2 Executive and Employer acknowledge that Executive shall acquire 1,290,000 preferred shares of TSS stock at the time of the acquisition by TSS of the assets of Transnational Partners II LLC.

     12.3. Employer likewise acknowledges that Executive will be issued stock options pursuant a stock option agreement with Titan Corporation providing Executive with the options to purchase 30,000 shares of Titan Corporation pursuant to a 4 year vesting program at a price which will be the selling price of Titan Corporation stock as of the closing date of the aforesaid acquisition by TSS. All provisions of Employer's existing Stock Option Plan, including any changes as may from time-to-time be made, shall inure to the benefit of Executive.

     13.   VACATION

     13.1. Executive shall be entitled to 4 weeks of paid time off for each 12 month period, which shall accrue on a prorata basis from the date employment commences under this Agreement. Vacation time will continue to accrue so long as Executive's total accrued vacation does not exceed 500 hours.

     14.   EXPENSE REIMBURSEMENT

     14.1. During the employment term, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully


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deductible) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Executive promptly for reasonable business expenses, including, but not necessarily limited to, first class air travel, entertainment, parking, business meetings, professional dues, professional journals, and all other reasonable expenses incurred by Executive in the course of his job duties and responsibilities as Chief Executive Officer, made and substantiated in accordance with the policies and procedures established from time to time by Employer with respect to Employer's other executive and managerial employees.

     15.   EMPLOYER'S OWNERSHIP OF INTANGIBLES

     15.1. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive either alone or with others, during the term of the Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to the Employer's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Employer, shall be the sole property of Employer. Executive shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosures shall be received by Employer in confidence. Executive shall execute all documents, including patent applications and assignments, required by Employer to establish Employer's rights under this Section.

     16.   INDEMNIFICATION BY EMPLOYER

     16.1. Employer shall, to the maximum extent permitted by law, indemnify and hold


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Executive harmless for any acts or decisions made in good faith while performing services in the ordinary and regular course of business for Employer. To the same extent Employer will pay and subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of his service as an officer or agent of the Employer.

     16.2. Employer shall use its best efforts to obtain coverage for Executive (provided it may be obtained at a reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover the officers of Employer having comparable or lesser status and responsibility.

     17.   TERMINATION OF AGREEMENT

     17.1. Employer may terminate this Agreement at any time without notice if the Executive commits any material act of dishonesty, discloses confidential information, is guilty of gross carelessness or misconduct, or unjustifiably neglects his duties under this Agreement, or acts in a way that has a direct, substantial, or an adverse affect on Employer's reputation. In the event of employment termination without notice for any of the aforestated reasons, at the time of termination Employer must provide Executive with the specific written ground(s) for termination and each and every substantial fact supporting said ground or grounds for termination.

     17.2. Executive may terminate this Agreement by giving Employer 6 months prior written notice of resignation.

     17.3. This Agreement shall be terminated by Executive's voluntary retirement, which retirement shall be effective on the last day of any fiscal year, provided that day occurs after


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Executive's 65th birthday, and provided 6 months prior written notice of the retirement shall be given by the Executive to Employer.

     17.4. If at the end of any calendar month during the initial term or renewal term of this Agreement, Executive is and has been for the 6 consecutive full calendar months then ending, or for 80% or more of the normal working days during the 6 consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal and regular manner, this Agreement shall then be terminated.

     17.5. If Executive dies during the initial term or during any renewal term of this Agreement, this Agreement shall be terminated on the last calendar month of his death, subject to the provisions of this Agreement concerning compensation, benefits, and stock options.

     18.   AGREEMENT SURVIVES COMBINATION OR DISSOLUTION

     18.1. This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger in which Employer is not the surviving or resulting corporation, or any transfer of all or substantially all of Employer's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets will be transferred at the sole discretion of Executive.

     19.   MISCELLANEOUS PROVISIONS

     19.1. This Agreement contains the entire agreement between the parties and supercedes all prior oral and written agreements, with the exception of those agreements which underlie the acquisition by TSS of the assets of Transnational Partners II LLC, understandings, commitments, and practices between them, including all prior employment agreements, whether or not fully performed

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by Executive before the date of this Agreement. No oral modifications, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties. Only the Board of Directors of TSS is authorized to alter or vary the terms of this Agreement by a superceding written agreement.

     19.2. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of California. Venue shall lie exclusively within the County of San Diego in the State of California.

     19.3. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court in the County of San Diego, State of California having jurisdiction. Employer shall pay the arbitrators' fees and filing fees required to undertake the arbitration up to and including $20,000.00. All arbitration fees and costs in excess of $20,000.00 shall be borne equally by the parties.

     19.4. Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage pre-paid, addressed to the Chairman of the Board of Directors, at its then principle place of business. Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive in care of his home address then shown in the Employer's files. For the purpose of determining compliance with any time limit in this Agreement, notice shall be deemed to have been duly given on the date of service, if served personally on the party to whom the notice is to be given, or, on the


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second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section.

     19.4. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to the particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     Executed by the parties as of the day and year first above written.




 /s/ David P. Porreca                       Dated:     Jan. 12, 1999
-----------------------------                     ----------------------------
DAVID P. PORRECA
Executive



Titan Software Systems Corporation


By: /s/ Gene W. Ray                         Dated:         1/12/99
   --------------------------                      ---------------------------
   Employer


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